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                                                                   EXHIBIT 12.1

SUMMIT PROPERTIES PARTNERSHIP, L.P.
CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
THREE MONTHS ENDED MARCH 31, 2002
(Dollars in thousands)

Earnings:

     Net Income........................................................  $9,135
     Interest:
        Expense incurred...............................................   9,055
        Amortization of deferred financing costs.......................     309
        Rental fixed charges...........................................      90
                                                                        -------
        Total                                                           $18,589
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Fixed charges:
     Interest expense.................................................. $ 9,055
     Interest capitalized..............................................   2,455
     Dividends to preferred unitholders in Operating Partnership.......   3,105
     Rental fixed charges..............................................      90
     Amortization of deferred financing costs..........................     309
                                                                        -------
        Total.......................................................... $15,014
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Ratio of earnings to fixed charges.....................................    1.24
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